UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2019

Keurig Dr Pepper Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33829	98-0517725
(Commission File Number)	(IRS Employer Identification No.)

53 South Avenue, Burlington, Massachusetts 01803

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 781-418-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Term Loan Agreement

Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), entered into a new term loan agreement, dated as of February 8, 2019 (the “Term Loan Agreement”), among the Company, the banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent, pursuant to which the Company obtained a $2 billion term loan in an oversubscribed syndication. The proceeds of the Term Loan Agreement were used to fully refinance the Company’s existing term loan agreement, dated as of February 28, 2018 (as amended, modified, extended, restated, replaced, or supplemented prior to the date hereof, the “Existing Term Loan Agreement”), among the Company, the banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and to pay fees and expenses related thereto.  The Term Loan Agreement is unsecured.

The interest rate applicable to the borrowing under the Term Loan Agreement ranges from a rate equal to LIBOR plus a margin of 0.75% to 1.25% or a base rate plus a margin of 0.00% to 0.25%, depending on the rating of certain index debt of the Company (compared to the interest rate applicable to any borrowings under the Existing Term Loan Agreement which ranged from LIBOR plus a margin of 0.875% to 1.500% or a base rate plus a margin of 0.00% to 0.50%, depending on the rating of certain index debt of the Company). Under the Term Loan Agreement, the Company must repay the unpaid principal amount of the loans quarterly commencing on March 29, 2019 in an amount equal to 1.25% of the aggregate principal amount of the loans made on the effective date of the Term Loan Agreement. The Term Loan Agreement will mature on February 8, 2023.

The Term Loan Agreement contains customary representations and warranties for investment grade financings. The Term Loan Agreement also contains (i) certain customary affirmative covenants, including those that impose certain reporting and/or performance obligations on the Company and its subsidiaries, (ii) certain customary negative covenants that generally limit, subject to various exceptions, the Company and its subsidiaries from taking certain actions, including, without limitation, incurring liens, consummating certain fundamental changes and entering into transactions with affiliates, (iii) a financial covenant in the form of a total net leverage ratio and (iv) customary events of default (including a change of control) for financings of this type.

The foregoing summary of the Term Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Term Loan Agreement, which is filed as Exhibit 10.1 hereto. The Term Loan Agreement is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the Term Loan Agreement, on February 8, 2019, the Company repaid all of the outstanding obligations in respect of principal, interest and fees under the Existing Term Loan Agreement and terminated all commitments thereunder.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K under the caption “Term Loan Agreement” is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                              Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Report.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Term Loan Agreement, dated as of February 8, 2019, among Keurig Dr Pepper Inc., the banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEURIG DR PEPPER INC.

Dated: February 11, 2019

	By:	/s/ James L. Baldwin
James L. Baldwin
Chief Legal Officer, General Counsel and Secretary